UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2008
CAMCO FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)
6901 Glenn Highway, Cambridge, Ohio 43725
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (740) 435-2020
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.
On May 7, 2008, Camco Financial Corporation (“Camco”) and First Place Financial Corp. (“First Place”) entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which Camco will merge into First Place. Immediately following the merger of Camco into First Place, Advantage Bank, an Ohio bank and wholly-owned subsidiary of Camco (“Camco Bank”), will be merged into First Place Bank (“Bank”), a federal savings association and wholly-owned subsidiary of First Place, with the Bank as the surviving institution.
Under the terms of the Merger Agreement, Camco stockholders will be entitled to receive for each share of Camco common stock either (i) $13.58 in cash or (ii) 0.97 shares of First Place common stock, or any combination thereof, subject to election and allocation procedures which are intended to ensure that 26.499% of Camco shares will be exchanged for cash and 73.501% of Camco shares will be exchanged for First Place common stock. First Place common stock received by Camco stockholders is expected to qualify as a tax-free exchange.
The transaction is expected to close in the fourth quarter of 2008, pending regulatory approval, approval of the transaction by both First Place and Camco stockholders and the satisfaction of other customary closing conditions.
The Merger Agreement is attached hereto as Exhibit 2 to this Form 8-K and is incorporated herein by reference. On May 7, 2008, Camco and First Place issued a joint press release announcing the execution of the Merger Agreement, that press release is attached hereto as Exhibit 99.
Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

Exhibit No.	Description

2	Agreement and Plan of Merger dated May 7, 2008

99	Press Release of Camco regarding Merger Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMCO FINANCIAL CORPORATION
By:	/s/ Eric S. Nadeau
Eric S. Nadeau
Chief Financial Officer

Date: May 9, 2008